Exhibit 10-N

CONFORMED COPY

DONALDSON COMPANY, INC.

$30,000,000
4.85% Senior Notes, Series 2004-A
Due December 17, 2011

_________________

SECOND SUPPLEMENT AND
FIRST AMENDMENT TO
NOTE PURCHASE AGREEMENT

_________________

Dated as of September 30, 2004

PPN: 257651 B*9

SECOND SUPPLEMENT AND
FIRST AMENDMENT TO
NOTE PURCHASE AGREEMENT

        THIS SECOND SUPPLEMENT AND FIRST AMENDMENT TO NOTE PURCHASE AGREEMENT (this “Second Supplement”) is entered into as of September 30, 2004 between Donaldson Company, Inc., a Delaware corporation (the “Company”), each Purchaser listed in the attached Schedule A (individually a “Purchaser” and collectively, the “Purchasers”) and the other holders of outstanding Notes executing the signature pages hereto for the purpose of agreeing to Section 1(c) hereof and the amendments to the Note Purchase Agreement (the “other noteholders”) contained herein.

R E C I T A L S

        A.        The Company has previously entered into a Note Purchase Agreement dated as of July 15, 1998 with the institutions listed in Schedule A thereto and a First Supplement to Note Purchase Agreement dated as of August 1, 1998 with the institutions named in Schedule A thereto (as so supplemented, the “Note Purchase Agreement”);

        B.        The Purchasers and other noteholders own all of the Notes outstanding as set forth in the attached Schedule B;

        C.        The Company has entered into an amended and restated credit agreement with its banks that provides, among other things, for the obligations of the Company thereunder to be guarantied by certain Subsidiaries of the Company; and

        D.        The Company desires to issue and sell, and the Purchasers desire to purchase, an additional series of Notes (as defined in the Note Purchase Agreement) pursuant to the Note Purchase Agreement and in accordance with the terms set forth below;

        NOW, THEREFORE, the Company, the Purchasers and the other noteholders agree as follows:

1.	Authorization of the New Series of Notes; Subsidiary Guaranty; Release.

(a) Description of Series 2004-A Notes. The Company has authorized the issue and sale of $30,000,000 aggregate principal amount of Notes to be designated as its 4.85% Senior Notes, Series 2004-A, due December 17, 2011 (the “Series 2004-A Notes,” such term to include any such Notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreement). The Series 2004-A Notes shall be substantially in the form set out in Exhibit 1(a), with such changes therefrom, if any, as may be approved by the Purchasers and the Company.

(b) Subsidiary Guaranties. All of the outstanding Notes and the Series 2004-A Notes, will be guarantied by the Subsidiary Guarantors pursuant to a guaranty substantially in the form set out in Exhibit 1(b) (the “Subsidiary Guaranty”).

(c) Release of Subsidiary Guaranty. Each holder of a Note agrees to release and discharge a Subsidiary Guarantor from the Subsidiary Guaranty upon written request of the Company, provided that (i) such Subsidiary has been, or concurrently with the release by the holders of Notes, will be released and discharged as guarantor under and in respect of the Credit Agreement and any other Indebtedness of the Company; (ii) such release and discharge is not part of a plan of financing that contemplates such Subsidiary Guarantor guaranteeing any other Indebtedness of the Company or becoming a borrower under the Credit Agreement; (iii) no Default or Event of Default exists or will exist immediately following such release and discharge; (iv) if any fee or other consideration is paid or given to any holder of Indebtedness in connection with such release, other than the repayment of all or a portion of such Indebtedness, each holder of a Note receives equivalent consideration on a pro rata basis; and (v) at the time of such written request, the Company delivers to each holder of Notes a certificate of a Responsible Officer certifying the matters set forth in clauses (i) through (iv).

        2.   Sale and Purchase of Series 2004-A Notes.   Subject to the terms and conditions of this Second Supplement and the Note Purchase Agreement, the Company will issue and sell to the Purchasers, and the Purchasers will purchase from the Company, at the Closing provided for in Section 3, Series 2004-A Notes in the principal amount specified opposite their names in the attached Schedule A at the purchase price of 100% of the principal amount thereof. The obligations of the Purchasers hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance by any other Purchaser hereunder.

        3.   Closing.   The sale and purchase of the Series 2004-A Notes to be purchased by the Purchasers shall occur at the offices of Gardner Carton & Douglas LLP, Suite 3700, 191 North Wacker Drive, Chicago, Illinois 60606 at 9:00 a.m., Chicago time, at a closing on December 17, 2004 (the “Closing”) or on such other Business Day thereafter, not later than December 31, 2004, as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Series 2004-A Notes to be purchased by it in the form of a single Note (or such greater number of Series 2004-A Notes in denominations of at least $500,000 as the Purchasers may request) dated the date of the Closing and registered in its name (or in the name of its nominee), against delivery by the Purchasers to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 1502-5005-4130 at US Bank – Minneapolis, US Bank Place, 601 Second Avenue South, Minneapolis, MN 55402, ABA No. 0910-0002-2. If at the Closing the Company shall fail to tender such Series 2004 Notes to a Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 of the Note Purchase Agreement, as modified or expanded by Section 4 hereof, shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights it may have by reason of such failure or such nonfulfillment.

        4.   Conditions to Closing.   Each Purchaser’s obligation to purchase and pay for the Series 2004-A Notes to be sold to it at the Closing is subject to the fulfillment to its satisfaction, prior to or at the Closing, of the conditions set forth in Section 4 of the Note Purchase Agreement, as hereafter modified, and to the following additional conditions:

(a) References in Section 4 of the Note Purchase Agreement to “Series 1998-A Notes” shall be deemed to be references to the Series 2004-A Notes and references to the “Closing” shall be deemed to refer to the Closing as such term is defined in this Second Supplement;

(b) The legal opinions, and forms thereof, called for by Section 4.4 of the Note Purchase Agreement shall be appropriately modified to reflect this Second Supplement and the transactions contemplated herein, including the authorization, execution and enforceability of the Subsidiary Guaranty and other matters related thereto;

(c) At least three Business Days prior to the date of the Closing, each Purchaser shall have received a copy of written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited;

(d) Each Subsidiary Guarantor shall have executed and delivered the Subsidiary Guaranty and each Purchaser and each other holder of Notes shall have received an executed counterpart thereof; and

(e) The Purchasers and their special counsel shall have been provided with a copy of the executed Credit Agreement.

        5.   Representations and Warranties of the Company.   The Company represents and warrants to the Purchasers that each of the representations and warranties contained in Section 5 of the Note Purchase Agreement is true and correct as of the date hereof (a) except that all references to “Purchasers” and “you” therein shall be deemed to refer to the Purchasers and each Purchaser hereunder, all references to “this Agreement” shall be deemed to refer to the Note Purchase Agreement as supplemented and amended by this Second Supplement, all references to “Notes” therein shall be deemed to include the Series 2004-A Notes, and (b) except for changes to such representations and warranties or the Schedules referred to therein, which changes are set forth in the attached Schedule 5. Section 5 of the Note Purchase Agreement also is amended to modify or add the following representations and warranties:

(a) Section 5.3 is amended to read in its entirety as follows:

5.3 Disclosure.

Except as disclosed in Schedule 5.3, and except for projections, as to which no representation or warranty is made other than as stated in the next sentence, this Agreement, the documents, certificates or other writings delivered to you by or on behalf of the Company in connection with the transactions contemplated hereby, including the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. The projections included in the materials delivered to you by or on behalf of the Company are based on good faith estimates and assumptions that the Company believes are reasonable. Except as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since July 31, 2003, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary, except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to you by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

(b) Section 5.14 is amended to read in its entirety as follows (and all references therein to the 1998-A Notes shall be deemed to refer to the Series 2004-A Notes):

5.14. Use of Proceeds; Margin Regulations.

The Company will apply the proceeds of the sale of the Series 1998-A Notes to the repayment of Indebtedness to banks. No part of the proceeds from the sale of the Series 1998-A Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), other than repurchases of stock of the Company that are in compliance with Regulation U, or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 10% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute 25% or more of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

(c) Section 5.16 is amended to read in its entirety as follows:

5.16. Foreign Assets Control Regulations, Anti-Terrorism Order, etc.

Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (c) the Anti-Terrorism Order or (d) the United States Foreign Corrupt Practices Act of 1977, as amended. Without limiting the foregoing, neither the Company nor any Subsidiary (i) is a blocked person described in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) to the knowledge of the Company, engages in any dealings or transactions, or is otherwise associated, with any such person. The Company and its Subsidiaries are in compliance, in all material respects, with all applicable provisions of the USA Patriot Act.

(d) A new Section 5.19 is added to read in its entirety as follows:

5.19. Solvency of Subsidiary Guarantors.

After giving effect to the transactions contemplated herein and after giving due consideration to any rights of contribution (i) the fair value of the assets of each Subsidiary Guarantor (both at fair valuation and at present fair saleable value) exceeds its liabilities, (ii) each Subsidiary Guarantor is able to and expects to be able to pay its debts as they mature, and (iii) each Subsidiary Guarantor has capital sufficient to carry on its business as conducted and as proposed to be conducted.

        6.   Representations of the Purchasers.   Each Purchaser confirms to the Company that the representations set forth in Section 6.1 of the Note Purchase Agreement are true and correct as to it, except that all references therein to “you” therein shall be deemed to refer to each Purchaser hereunder, and all references to “Series 1998-A Notes” therein shall be deemed to include the Series 2004-A Notes. Each Purchaser also represents to the Company that it is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act. Section 6.2 of the Note Purchase Agreement is amended to read in its entirety, which is confirmed by each Purchaser:

6.2. Source of Funds.

Each Purchaser represents that that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by it to pay the purchase price of the Notes to be purchased by it hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance

Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with its state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with its fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of PTE 91-38 (issued August 12, 1991) and, except as it has disclosed to the Company in writing pursuant to this paragraph (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”))

managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(h) of the INHAM Exemption) owns a 5% or more interest in any Obligor and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (g); or

(h) the Source does not include assets of any employee benefit plan, individual retirement account or other arrangement subject to the prohibited transaction rules under ERISA or the Code.

As used in this Section 6, the terms “employee benefit plan”, “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

        7.   Scheduled Prepayments of the Series 2004-A Notes.   No regularly scheduled prepayments are due on the Series 2004-A Notes prior to their stated maturity.

        8.   Section 10 of Note Purchase Agreement.   Section 10 of the Note Purchase Agreement is amended as follows:

(a) Schedule 10.2. Schedule 10.2 is replaced by Schedule 10.2 to this Second Supplement.

(b) New Section 10.9. A new Section 10.9 is added to read in its entirety as follows:

10.9. Additional Subsidiary Guarantors.

The Company will cause any Subsidiary that is organized under the laws of any state or other jurisdiction of the United States and that (whether or not required by the terms of the Credit Agreement) is to guarantee, Indebtedness in respect of the Credit Agreement, to enter into the Subsidiary Guaranty concurrently therewith and as a part thereof to deliver to each of holder of the Notes:

(a) a copy of an executed Joinder to the Subsidiary Guaranty;

(b) a certificate signed by a Responsible Officer of the Company or of such Subsidiary confirming the accuracy of the representations and warranties in paragraphs (a) through (g) of the Joinder to the Subsidiary Guaranty, with respect to such Subsidiary and the Subsidiary Guaranty as it relates to such Subsidiary, as applicable; and

(c) an opinion of counsel (who may be counsel for the Company) reasonably satisfactory to the Required Holders addressed to each holder of the Notes to the effect that the Subsidiary Guaranty of such Subsidiary has been duly authorized, executed and delivered and that the Subsidiary Guaranty constitutes the legal, valid and binding contract and agreement of such Subsidiary enforceable against such Subsidiary in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

        9.    Section 11 of the Note Purchase Agreement. Section 11 of the Note Purchase Agreement is amended as follows:

(a) Section 11(c). Section 11(c) is amended to read in its entirety as follows:

(c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(e) or Sections 10.1 through 10.9; or

(b) Section 11(e). Section 11(e) is amended to read in its entirety as follows:

(e) any representation or warranty made in writing by or on behalf of the Company or any Subsidiary Guarantor or by any officer of the Company or any Subsidiary Guarantor in this Agreement or in the Subsidiary Guaranty or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

(c) New Section 11(k). A new Section 11(k) is added to read in its entirety as follows:

(k) any Subsidiary Guarantor defaults in the performance of or compliance with any term contained in the Subsidiary Guaranty or the Subsidiary Guaranty ceases to be in full force and effect, except as provided in Section 1(c) of the Second Supplement, or is declared to be null and void in whole or in material part by a court or other governmental or regulatory authority having jurisdiction or the validity or enforceability thereof shall be contested by the Company or any Subsidiary Guarantor or any of them renounces any of the same or denies that it has any or further liability thereunder.

        10.   Section 15.1 of the Note Purchase Agreement.   Section 15.1 of the Note Purchase Agreement is amended to read in its entirety as follows:

15.1. Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of one special counsel for you and the Other Purchasers collectively and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or the Subsidiary Guaranty (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or the Subsidiary Guaranty or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or the Subsidiary Guaranty, or by reason of being a holder of any Note and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and the Subsidiary Guaranty. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

        11.   Definitions; Schedule B.   The following definitions in Schedule B are amended in their entirety or the following new definitions are added to Schedule B, in the appropriate alphabetical order:

“Anti-Terrorism Order” means Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).

“Credit Agreement” means the Amended and Restated Credit Agreement dated as of September 2, 2004 among the Company, various subsidiaries of the Company, The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch, Lloyds TSB Bank plc, and U.S. Bank National Association, as Co-Syndication Agents, Bank of America, N.A., as Administrative Agent and L/C Issuer and the other Lenders party thereto and Banc of America Securities LLC, as Sole Lead Arranger and Sole Book Manager, as such agreement may be hereafter amended, modified, restated, supplemented, refinanced, increased or reduced from time to time, and any successor credit agreement or similar facilities.

“INHAM Exemption” is defined in Section 6.2(e) of the Second Supplement.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Notes, or (c) the ability of any Subsidiary Guarantor to perform its obligations under the Subsidiary Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or the Subsidiary Guaranty.

“NAIC Annual Statement” is defined in Section 6.2(a) of the Second Supplement.

“Priority Debt” means, as of any date, the sum (without duplication) of (a) unsecured Indebtedness of Domestic Restricted Subsidiaries on such date (other than (i) Indebtedness owed to the Company or another Restricted Subsidiary (ii) Indebtedness of a Person outstanding at the time such Person is merged or consolidated with, or becomes, a Restricted Subsidiary) and (iii) Guaranties by a Subsidiary Guarantor of the Notes and of Indebtedness in respect of the Credit Agreement and (b) Indebtedness of the Company and its Domestic Restricted Subsidiaries secured by Liens permitted by Section 10.2(j) on such date.

“QPAM Exemption” is defined in Section 6.2(d) of the Second Supplement.

“Second Supplement” means the Second Supplement and First Amendment to Note Purchase Agreement dated as of September 30, 2004 between the Company and the Purchasers and other holders of Notes named in Schedules A and B thereto.

“Significant Subsidiary” means, as of the date of determination, (a) any Subsidiary Guarantor and (b) any other Restricted Subsidiary the assets or revenues of which account for more than 10% of the Consolidated Total Assets of the Company and its Restricted Subsidiaries at the end of the most recently ended fiscal period or more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries for the most recently completed four fiscal quarters.

“Subsidiary Guarantor” means Donaldson Capital, Inc., a Minnesota corporation and a Subsidiary, and any other Subsidiary that is organized under the laws of any state or other jurisdiction of the United States and that hereafter becomes a party to the Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 1(a) of the Second Supplement.

“USA Patriot Act” means Public Law 107-56 of the United States of America, United and Strengthening America by Providing Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001.

In addition, the reference to “the date of this Agreement” in clause (d) of the definition of “Restricted Investments” is amended to refer to “the date of the Second Supplement” and Schedule B-1 is amended by substituting therefor Schedule B-1 to this Second Supplement.

        12.   Applicability of Note Purchase Agreement.   Except as otherwise expressly provided herein (and expressly permitted by the Note Purchase Agreement), all of the provisions of the Note Purchase Agreement are incorporated by reference herein and shall apply to the Series 2004-A Notes as if expressly set forth in this Supplement and, except as so provided or where the context otherwise requires, references in the Note Purchase Agreement to “Series 1998-A Notes” and to the “Notes” shall be deemed to refer to the Series 2004-A Notes and to include the Series 2004-A Notes.

        IN WITNESS WHEREOF, the Company, the Purchasers and the other noteholders have caused this Second Supplement to be executed and delivered as of the date set forth above.

DONALDSON COMPANY, INC.

By:	/s/ William M. Cook

Name:	William M. Cook
Title:	President & CEO

METROPOLITAN LIFE INSURANCE COMPANY

By:	/s/ Timothy Powell

Name:	Timothy Powell
Title:	Director

STATE FARM LIFE INSURANCE COMPANY

By:	/s/ Jeff Attwood

Name:	Jeff Attwood
Title:	Investment Officer

By:	/s/ Larry Rottunda

Name:	Larry Rottunda
Title:	Assistant Secretary

        The undersigned holders of Series 1998-A Notes have caused this Second Supplement to be executed solely for the purpose of agreeing to the provisions of Section 1(c) and consenting to the amendments to the Note Purchase Agreement provided for in this Second Supplement.

PRINCIPAL LIFE INSURANCE COMPANY, ON BEHALF OF ONE OR MORE SEPARATE ACCOUNTS

By:	Principal Global Investors, LLC, a Delaware limited liability company, its authorized signatory

By:	/s/ Douglas A. Drees

Its:	Douglas A. Drees, Counsel

By:	/s/ Joellen J. Watts

Its:	Joellen J. Watts, Counsel

MIDLAND NATIONAL LIFE INSURANCE COMPANY

By:	Midland Advisors Company, as agent

By:	/s/ Tyson Rehfeld

Name:	Tyson Rehfeld
Title:	Vice President

AMERITAS LIFE INSURANCE CORP.

By:	Ameritas Investment Advisors, Inc., as agent

By:	/s/ Andrew S. White

Name:	Andrew S. White
Title:	Vice President

AMERITAS VARIABLE LIFE INSURANCE COMPANY

By:	Ameritas Investment Advisors, Inc., as agent

By:	/s/ Andrew S. White

Name:	Andrew S. White
Title:	Vice President

Schedule A to
Second Supplement

INFORMATION RELATING TO PURCHASERS

Name of Purchaser	Principal Amount of Series 2004-A Notes to be Purchased
Metropolitan Life Insurance Company	$15,000,000

METROPOLITAN LIFE INSURANCE COMPANY
1 MetLife Plaza
27-01 Queens Plaza North
Long Island City, New York 11101

(Securities to be registered in the name of Metropolitan Life Insurance Company)

(1)	All scheduled payments of principal and interest by wire transfer of immediately available funds to:

Bank Name:	JPMorgan Chase Bank
ABA Routing #:	021-000-021
Account No.:	002-2-410591
Account Name:	Metropolitan Life Insurance Company
Ref:	Donaldson Company 4.85% Senior Notes, Series 2004-A due December 17, 2011

with sufficient information to identify the source and application of such funds, including issuer, PPN#, interest rate, maturity and whether payment is of principal, interest, make whole amount or otherwise.

For all payments other than scheduled payments of principal and interest, the Company shall seek instructions from the holder, and in the absence of instructions to the contrary, will make such payments to the account and in the manner set forth above.

(2)	All notices and communications:

Metropolitan Life Insurance Company Investments, Private Placements 10 Park Avenue Morristown, New Jersey 07962-1902 Attention: Director Facsimile (973) 355-4250

Schedule A

With a copy OTHER than with respect to deliveries of financial statements to:

Metropolitan Life Insurance Company 10 Park Avenue Morristown, New Jersey 07962-1902 Attention: Chief Counsel-Securities Investments (PRIV) Facsimile (973) 355-4338

(3)	Original notes delivered to:

Metropolitan Life Insurance Company Securities Investments, Law Department 10 Park Avenue Morristown, New Jersey 07962-1902 Attention: Sandip Khosla, Esq.

(4)	Taxpayer I.D. Number: 13-5581829

Schedule A

Schedule A to
Second Supplement

INFORMATION RELATING TO PURCHASERS

STATE FARM LIFE INSURANCE COMPANY
TAX ID #37-0533090

Participation/Series:      $15,000,000/2004-A

Wire Transfer Instructions:

JPMorganChase
ABA#	021000021
Attn:	SSG Private Income Processing
A/C#	900 9 000200
For further credit to:	State Farm Life Insurance Company Custody Account # G06893
RE:	PPN #: 257651 B* 9 Rate: 4.85% Maturity Date: 12/17/11

Send notices, financial statements, officer’s certificates and other correspondence to:

State Farm Life Insurance Company Investment Dept. E-8 One State Farm Plaza Bloomington, IL 61710

Send confirms to:

State Farm Life Insurance Company Investment Accounting Dept. D-3 One State Farm Plaza Bloomington, IL 61710

Send the original security (via registered mail) to:

JPMorganChase Attn: Barbara Walsh (North America Insurance) 3 Chase Metrotech Center-5th Floor Brooklyn, New York 11245

Send an additional copy of the original security plus an original set of closing documents and two conformed copies of the Note Purchase Agreement to:

State Farm Insurance Companies One State Farm Plaza Bloomington, Illinois 61710 Attn: Investment Legal E-3 Larry Rottunda, Investment Counsel

Schedule A

Schedule B to
Second Supplement

Holder	Principal Amount
	6.20% Senior Notes, Series-1998-A, Tranche 1	6.31% Senior Notes, Series-1998-A, Tranche 2	6.39% Senior Notes, Series 1998-B
Metropolitan Life Insurance Company		$22,000,000	$25,000,000

Principal Life Insurance Company	$10,000,000

Midland National Life Insurance Company*	5,000,000

State Farm Life Insurance Company	5,000,000	5,000,000

Ameritas Life Insurance Company	2,000,000

Ameritas Variable Life Insurance Company	1,000,000

Total	$23,000,000	$27,000,000	$25,000,000

_________________

* Beneficial owner. Registered in the name of Hare & Co.

Schedule B

Schedule B-1 to
Second Supplement

EXISTING INVESTMENTS

Investment in Advanced Filtration Systems Inc.	$9,594,000

Investment in PT Panata Jaya Mandiri	$4,186,000

Investment in Rashed al-Rashed & Sons-Donaldson Ltd.	$761,000

Investment in Onboard Technologies	$200,000

Loan to Jay Ward in the amount of	$10,000

Loan to Mys-Tec Sales, Inc. in the amount of	$292,000

Schedule B-1

Schedule 5 to
Second Supplement

EXCEPTIONS TO REPRESENTATIONS
AND WARRANTIES

        Section 5.4.   Schedule 5.4 is replaced by Schedule 5.4 to this Second Supplement.

        Section 5.5.   Schedule 5.5 is replaced by Schedule 5.5 to this Second Supplement.

        Section 5.8.   Schedule 5.8 is replaced by Schedule 5.8 to this Second Supplement.

        Section 5.9.   Reference to December 31, 1990 shall be deemed to refer to July 31, 2000.

        Section 5.11.   Schedule 5.11 is replaced by Schedule 5.11 to this Second Supplement.

        Section 5.13.   Reference to the number 42 shall be deemed to refer to 4.

        Section 5.15.   Reference to April 20, 1998 shall be deemed to refer to July 31, 2004 and Schedule 5.15 is replaced with Schedule 5.15 to this Second Supplement.

Schedule 5

Schedule 5.3 to
Second Supplement

DISCLOSURE MATERIALS

Offering Memorandum dated July 2004 with respect to the Amended and Restated Credit Agreement dated September 2, 2004.

Schedule 5.3

Schedule 5.4 to
Second Supplement

SUBSIDIARIES AND OWNERSHIP OF SUBSIDIARY STOCK

(i)	Subsidiaries

*Unless otherwise noted, all listed subsidiaries are owned 100% by Donaldson Company, Inc. or a Subsidiary of the Donaldson Company, Inc.

Donaldson Capital, Inc. (Minnesota, U.S.A.)
Nippon Donaldson, Ltd. (Japan)
Donaldson Korea Company, Ltd. (Republic of South Korea)
Donaldson Filtration (Asia Pacific) Pte. Ltd. (Singapore)
Donaldson Australasia Pty, Ltd. (Australia)
Donaldson India Filter Systems Private Limited (India)
P.T. Donaldson Systems Indonesia (Indonesia) (96.5% net ownership by the Donaldson Company, Inc.)
ASHC, Inc (U.S.A.)
           Prestadora de Servicios Aquas S. de R.L. de C.V. (Mexico)

Donaldson Filtration Industrial S. de R.L. de C.V. (Mexico)
Donaldson S.A. de C.V. (Mexico)
           DIEMO S.A. de C.V. (Mexico)

Donaldson Sales, Inc. (Barbados)
Donaldson do Brazil M&E Limitida (Brazil)
Donaldson Filtration Systems Pty, Ltd. (South Africa)
Donaldson Canada, Inc. (Canada)
ultrafilter Pty, Ltd (Australia)
ultrafilter Co Ltd. (Thailand)
Donaldson Filtration Inc. (Phillipines)
Donaldson Filtration sdn hdn (Malaysia)
PT ultrafilter (Indonesia)
ultrafilter Pte Ltd.
-Donaldson Luxembourg S.a.r.l. (Luxembourg)
           Donaldson Coordination Center, B.V.B.A. (Belgium)
           Donaldson Torit, B.V. (Netherlands)
                      Donaldson Nederland B.V. (Netherlands)
                      ultrafilter B.V. (Netherlands)
                      Donaldson Schweiz GmbH (Switzerland)
                      ultrafilter AG (Switzerland)
                      Donaldson Filtre Sistemleri Ticaret Ltd Sirketi (Turkey)
                      ultrafilter s.r.o. (Slovakia)
                      ultrafilter sp. zoo (Poland)

Schedule 5.4

                      Donaldson Polska sp. zoo (Poland)
                      ultrafilter AS (Norway)
                      Donaldson Italia Srl (Italy)
                      Donaldson Filtration Österreich GmbH (Austria)
                      ultrafilter s.l. (Spain)
                      ultrafilter s.r.o (Czech Republic)
                      Donaldson Czech Republic (Czech Republic)

                      Donaldson France, S.A.S. (France)
                                 Tecnov Donaldson, S.A.S. (France)
                                 ultrafilter S.A.S. (France)
                                 Donaldson Filtros Iberica S.L. (Spain)

                      Donaldson Scandinavia APS (Denmark)
                                 ultrafilter APS (Denmark)

                      Donaldson Far East Limited (Hong Kong)
                                 Donaldson (Wuxi) Filters Co., Ltd. (China)
                                            Shanghai Donaldson Filtration Co., Ltd. (China)
                                 Donaldson Ltd. (Thailand)

                      Donaldson Europe, B.V.B.A. (Belgium)
                                 Donaldson Belgie B.V.B.A. (Belgium)

                      Donaldson UK Holding Ltd. (UK)
                                 ultrafilter Ltd. (UK)
                                            DCE Donaldson Ltd. (UK)
                                 DFCH Ltd. (UK)
                                            Donaldson Filter Components Ltd. (UK)
                                                       Tetratec Europe Ltd. (UK)
                                                       DCE Ltd. (UK)
                                                       DCE Group Ltd. (UK)
                                                           Donaldson Ibérica, Soluciones en Filtracion, S.L. (Spain)
                                                           DCE Donaldson (Pty) Ltd. (South Africa)

                      Donaldson Deutschland Holding GmbH (Germany)
                                 Donaldson GmbH (Germany)
                                 Torit DCE GmbH (Germany)
                                 ultrafilter kft (Hungary)

                      Donaldson Filtration Deutschland GmbH (Germany)
                                 ultratroc GmbH (Germany)
                                 ultra air GmbH (Germany)
                                 Quality Air GmbH (Germany)
                                 ultrafilter s.r.l. (Romania)
                                 ultrafilter International AG (Switzerland)

Schedule 5.4

(ii)	Other Affiliates

Advanced Filtration Systems Inc. (Illinois, USA) 50% PT Panata Jaya Mandiri (Jakarta, Indonesia) 30% Rashed al-Rashed & Sons-Donaldson Ltd. (Dammam, Saudi Arabia) 49%

(iii)	Directors and Officers

Directors:
F. Guillaume Bastiaens, Vice Chairman, Cargill, Inc.
William M. Cook, President and Chief Executive Officer, Donaldson Company, Inc.
Janet M. Dolan, President and Chief Executive Officer, Tennant Company
Jack W. Eugster, Non-Executive Chairman, ShopKo Stores, Inc.
John F. Grundhofer, Chairman Emeritus, U.S. Bancorp
Kendrick B. Melrose, Chairman and Chief Executive Officer, The Toro Company
Paul David Miller, Chairman, Alliant Techsystems Inc.
Jeffrey Noddle, Chairman, President and Chief Executive Officer, SUPERVALU INC.
William G. Van Dyke, Chairman, Donaldson Company, Inc.
John P. Wiehoff, Chief Executive Officer and President, C.H. Robinson Worldwide, Inc.

Officers:
William G. Van Dyke, Chairman, Donaldson Company, Inc.
William M. Cook, President and Chief Executive Officer, Donaldson Company, Inc.
James R. Giertz, Senior Vice President, Commercial and Industrial
Nickolas Priadka, Senior Vice President, International
Lowell F. Schwab, Senior Vice President, Engine Systems and Parts
Dale M. Couch, Vice President and General Manager, Asia Pacific
Norman C. Linnell, Vice President, General Counsel and Secretary
Charles J. McMurray, Vice President, Human Resources
Geert Henk Touw, Vice President and General Manager, Europe/Middle East/Africa
William I. Vann, Vice President, Operations
Thomas R. VerHage, Vice President and Chief Financial Officer

Schedule 5.4

Schedule 5.5 to
Second Supplement

FINANCIAL STATEMENTS

The only financial statements provided by Donaldson Company, Inc. (other than financial statements delivered to the Purchasers in their capacity as holders of Notes pursuant to Section 7.1(a) and (b)) are the following financial summaries included in the Offering Memorandum described in Schedule 5.3:

Summary of Historical Financial Information (Fiscal 2001-2003)

Summary of Projected Financial Information (Fiscal 2004-2009)

Schedule 5.5

Schedule 5.8 to
Second Supplement

LITIGATION

The Company is appealing a judgment entered against it in the Engineering Products Company v. Donaldson patent infringement case, which case is discussed in the Company’s press release dated August 13, 2004, the text of which appears below:

Press Release	Source: Donaldson Company, Inc.

Donaldson Company to Appeal Judgment Friday August 13, 6:00 am ET

MINNEAPOLIS, Aug. 13 /PRNewswire-FirstCall/ — Donaldson Company, Inc. (NYSE: DCI – News) announced today the outcome of post trial motions in the jury trial between Donaldson and Engineered Products Company, Inc. (“EPC”). In 1998, EPC filed a patent infringement lawsuit against Donaldson in the U.S. Federal District Court for the Northern District of Iowa. On May 11, 2004, the jury found in favor of EPC on its willful infringement claims against Donaldson. On August 12, 2004, the Court ruled that damages should be approximately $16.0 million. Donaldson intends to vigorously challenge the judgment and will appeal the decision to the Federal Circuit Court of Appeals. This appeal could take up to two years or longer. EPC’s patent expired on May 1, 2001 and will not impact Donaldson’s ongoing business operations. Donaldson confirms previous guidance of delivering its 15th consecutive year of double-digit earnings growth when it issues its fourth quarter earnings release on August 31.

About Donaldson Company, Inc.

Donaldson Company, Inc., headquartered in Minneapolis, is a leading worldwide provider of filtration systems and replacement parts. Founded in 1915, Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the industrial and engine markets including dust collection, power generation, specialty filtration, compressed air purification, off-road equipment, industrial compressors, and trucks. Our 10,000 employees contribute to the company’s success at over 30 manufacturing locations around the world. In fiscal year 2003, Donaldson reported sales of more than $1.2 billion and achieved its 14th consecutive year of double-digit earnings growth. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the New York Stock Exchange under the symbol DCI. Additional company information is available at http://www.donaldson.com

Schedule 5.8

Schedule 5.11 to
Second Supplement

LICENSES, PERMITS, ETC.

The Company is appealing a judgment entered against it in the Engineering Products Company v. Donaldson patent infringement case, which case is discussed in the Company’s press release dated August 13, 2004 (see Schedule 5.8).

The Company also has various ongoing legal assessments and actions relating to violation of certain intellectual property rights of the Company, none of which, however, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Schedule 5.11

Schedule 5.15 to
Second Supplement

INDEBTEDNESS

Amounts in $ Millions:

Short-term debt:
Multi-currency revolving facility	$0.0
Uncommitted credit facilities	12.4
Credit facilities of international subsidiaries	7.3	$19.7

Current maturities of long-term debt
6.20% Unsecured senior notes due July 15, 2005	$23.0
1.9475% Guaranteed senior notes due Jan 29, 2005	10.7
Aggregated current capital leases	0.6	$34.3

Long-term debt:
6.31% Unsecured senior notes due July 15, 2008	$28.6
6.39% Unsecured senior notes due August 15, 2010	24.5
1.51% Guaranteed note due March 28, 2006	7.1
9.4% Secured installment note due January 31, 2007	0.1
Aggregated Long-term Capital Leases	2.6
Variable rate industrial development revenue bonds
due September 1, 2024	8.0	$70.9

NOTE:   Since the close of F’04 (7-31-04), the Donaldson Company, Inc. engaged in the following material transactions.

•	The Donaldson Company, Inc. has amended and restated its existing $150 million three year credit agreement that was to mature on September 27, 2005. The amendment extends the maturity date of the facility to September 2, 2009.

•	The Donaldson Company, Inc. has drawn $75 Million under its amended and restated credit agreement.

•	The Company has repurchased three million shares, or approximately 3.5 percent, of its outstanding common stock after the market closed on September 3, 2004. The shares were purchased from Banc of America Securities LLC under an overnight share repurchase program at a total cost of approximately $86.5 million.

Schedule 5.15

Schedule 10.2 to
Second Supplement

LIENS

Donaldson Filtration Systems (Pty) Ltd Secured Note of 726,000 Rand

Capitalized leases in the aggregate amount of Euro 2,657,000

Schedule 10.2

Exhibit 1(a) to
Second Supplement

[FORM OF SERIES 2004-A NOTE]

DONALDSON COMPANY, INC.

4.85% Senior Note, Series 2004-A
due December 17, 2011

No. [_____]	[Date]
$[_______]	PPN: 257651 B*9

        FOR VALUE RECEIVED, the undersigned, DONALDSON COMPANY, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Delaware, promises to pay to [ ], or registered assigns, the principal sum of $[           ] on December 17, 2011, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 4.85% per annum from the date hereof, payable semiannually, on June 17 and December 17 in each year, commencing with the June 17 or December 17 next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 6.85% or (ii) 2% over the rate of interest publicly announced by Bank of America, NA from time to time in Chicago, Illinois as its “base” or “prime” rate.

        Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Bank of America, NA in Chicago, Illinois or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

        This Note is one of a series of Notes (herein called the “Notes”) issued pursuant to a Note Purchase Agreement dated as of July 15, 2004, as supplemented and amended by a First Supplement dated as of August 1, 1998 and a Second Supplement and First Amendment dated as of September 30, 2004 (as so supplemented and amended and as hereafter from time to time amended and supplemented, the “Note Purchase Agreement”), and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representations set forth in Sections 6.1 (to the extent such representation is required for such transfer) and 6.2 of the Note Purchase Agreement. The Notes have not been registered under the Securities Act of 1933, as amended.

Schedule 5

        This Note is a registered Note and, as provided in Section 13 of the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

        This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement but not otherwise.

        If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

        Payment of the principal of, and interest and Make-Whole Amount, if any, on this Note, and all other amounts due under the Note Purchase Agreement, is guaranteed pursuant to the terms of a Subsidiary Guaranty dated as of December 17, 2004 of certain Subsidiaries of the Company.*

        This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Illinois excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

DONALDSON COMPANY, INC.

By:

Name:

Title:

_________________

*    This paragraph must be deleted at such time as there are no Subsidiary Guarantors.

Exhibit 1(a)

Exhibit 1(b) to
Second Supplement

FORM OF SUBSIDIARY GUARANTY

        THIS GUARANTY (this “Guaranty”) dated as of December 17, 2004 is made by the undersigned (each, a “Guarantor”), in favor of the holders from time to time of the Notes hereinafter referred to and their respective successors and assigns (collectively, the “Holders” and each individually, a “Holder”).

        W I T N E S S E T H :

        WHEREAS, Donaldson Company, Inc. (the “Company”) entered into a Note Purchase Agreement dated as of July 15, 1998, a First Supplement to Note Purchase Agreement dated as of August 1, 1998 and a Second Supplement and First Amendment dated as of September 30, 2004 (the Note Purchase Agreement as so supplemented and amended and as it may hereafter be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Note Purchase Agreement”);

        WHEREAS, the Note Purchase Agreement provides for the issuance by the Company of up to $150,000,000 aggregate principal amount of Notes (as defined in the Note Purchase Agreement), of which the Company has heretofore issued $50,000,000 aggregate principal amount of Series 1998-A Notes and $25,000,000 aggregate principal amount of Series 1998-B Notes and, concurrently with the delivery by the Guarantors of this Guaranty, is issuing $30,000,000 aggregate principal amount of Series 2004-A Notes;

        WHEREAS, the Parent owns, directly or indirectly, all of the issued and outstanding capital stock or partnership interests of each Guarantor and, by virtue of such ownership and otherwise, each Guarantor will derive substantial benefits from the purchase by the Holders of the Company’s Notes;

        WHEREAS, it is a condition precedent to the obligation of the Holders to purchase the Notes that each Guarantor shall have executed and delivered this Guaranty to the Holders; and

        WHEREAS, each Guarantor desires to execute and deliver this Guaranty to satisfy the conditions described in the preceding paragraph;

        NOW, THEREFORE, in consideration of the premises and other benefits to each Guarantor, and of the purchase of the Company’s Notes by the Holders, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, each Guarantor makes this Guaranty as follows:

Schedule 5

        SECTION 1.   Definitions.   Any capitalized terms not otherwise herein defined shall have the meanings attributed to them in the Note Purchase Agreement.

        SECTION 2.   Guaranty.   Each Guarantor, jointly and severally with each other Guarantor, unconditionally and irrevocably guarantees to the Holders the due, prompt and complete payment by the Company of the principal of, Make-Whole Amount, if any, and interest on, and each other amount due under, the Notes or the Note Purchase Agreement, when and as the same shall become due and payable (whether at stated maturity or by required or optional prepayment or by declaration or otherwise) in accordance with the terms of the Notes and the Note Purchase Agreement (the Notes and the Note Purchase Agreement being sometimes hereinafter collectively referred to as the “Note Documents” and the amounts payable by the Company under the Note Documents, and all other monetary obligations of the Company thereunder (including reasonable attorneys’ fees and expenses), being sometimes collectively hereinafter referred to as the “Obligations”). This Guaranty is a guaranty of payment and not just of collectibility and is in no way conditioned or contingent upon any attempt to collect from the Company or upon any other event, contingency or circumstance whatsoever. If for any reason whatsoever the Company shall fail or be unable duly, punctually and fully to pay such amounts as and when the same shall become due and payable, each Guarantor, without demand, presentment, protest or notice of any kind, will forthwith pay or cause to be paid such amounts to the Holders under the terms of such Note Documents, in lawful money of the United States, at the place specified in the Note Purchase Agreement, or perform or comply with the same or cause the same to be performed or complied with, together with interest (to the extent provided for under such Note Documents) on any amount due and owing from the Company. Each Guarantor, promptly after demand, will pay to the Holders the reasonable costs and expenses of collecting such amounts or otherwise enforcing this Guaranty, including, without limitation, the reasonable fees and expenses of counsel. Notwithstanding the foregoing, the right of recovery against each Guarantor under this Guaranty is limited to the extent it is judicially determined with respect to any Guarantor that entering into this Guaranty would violate Section 548 of the United States Bankruptcy Code or any comparable provisions of any state law, in which case such Guarantor shall be liable under this Guaranty only for amounts aggregating up to the largest amount that would not render such Guarantor’s obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any state law.

        SECTION 3.   Guarantor’s Obligations Unconditional.   The obligations of each Guarantor under this Guaranty shall be primary, absolute and unconditional obligations of each Guarantor, shall not be subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense based upon any claim each Guarantor or any other person may have against the Company or any other person, and to the full extent permitted by applicable law shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not each Guarantor or the Company shall have any knowledge or notice thereof), including:

Exhibit 1(b)

(a) any termination, amendment or modification of or deletion from or addition or supplement to or other change in any of the Note Documents or any other instrument or agreement applicable to any of the parties to any of the Note Documents;

(b) any furnishing or acceptance of any security, or any release of any security, for the Obligations, or the failure of any security or the failure of any person to perfect any interest in any collateral;

(c) any failure, omission or delay on the part of the Company or the Parent to conform or comply with any term of any of the Note Documents or any other instrument or agreement referred to in paragraph (a) above, including, without limitation, failure to give notice to any Guarantor of the occurrence of a “Default” or an “Event of Default” under any Note Document;

(d) any waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements contained in any Note Document, or any other waiver, consent, extension, indulgence, compromise, settlement, release or other action or inaction under or in respect of any of the Note Documents or any other instrument or agreement referred to in paragraph (a) above or any obligation or liability of the Company or the Parent, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of any such instrument or agreement or any such obligation or liability;

(e) any failure, omission or delay on the part of any of the Holders to enforce, assert or exercise any right, power or remedy conferred on such Holder in this Guaranty, or any such failure, omission or delay on the part of such Holder in connection with any Note Document, or any other action on the part of such Holder;

(f) any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, conservatorship, custodianship, liquidation, marshaling of assets and liabilities or similar proceedings with respect to the Company, the Parent, any Guarantor or to any other person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

(g) any discharge, termination, cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of any of the Note Documents or any other agreement or instrument referred to in paragraph (a) above or any term hereof;

(h) any merger or consolidation of the Company or the Parent or any Guarantor into or with any other corporation, or any sale, lease or transfer of any of the assets of the Company or the Parent or any Guarantor to any other person;

Exhibit 1(b)

(i) any change in the ownership of any shares of capital stock of the Company or the Parent or any change in the corporate relationship between the Company or the Parent and any Guarantor, or any termination of such relationship;

(j) any release or discharge, by operation of law, of any other Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty; or

(k) any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance which might otherwise constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which might otherwise limit recourse against any Guarantor.

        SECTION 4.   Full Recourse Obligations.   The obligations of each Guarantor set forth herein constitute the full recourse obligations of such Guarantor enforceable against it to the full extent of all its assets and properties.

        SECTION 5.   Waiver.   Each Guarantor unconditionally waives, to the extent permitted by applicable law, (a) notice of any of the matters referred to in Section 3, (b) notice to such Guarantor of the incurrence of any of the Obligations, notice to such Guarantor or the Company of any breach or default by such Company with respect to any of the Obligations or any other notice that may be required, by statute, rule of law or otherwise, to preserve any rights of the Holders against such Guarantor, (c) presentment to or demand of payment from the Company or the Guarantor with respect to any amount due under any Note Document or protest for nonpayment or dishonor, (d) any right to the enforcement, assertion or exercise by any of the Holders of any right, power, privilege or remedy conferred in the Note Purchase Agreement or any other Note Document or otherwise, (e) any requirement of diligence on the part of any of the Holders, (f) any requirement to exhaust any remedies or to mitigate the damages resulting from any default under any Note Document, (g) any notice of any sale, transfer or other disposition by any of the Holders of any right, title to or interest in the Note Purchase Agreement or in any other Note Document and (h) any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor or surety or which might otherwise limit recourse against such Guarantor.

        SECTION 6.   Subrogation, Contribution, Reimbursement or Indemnity.   Until one year and one day after all Obligations have been paid in full, each Guarantor agrees not to take any action pursuant to any rights which may have arisen in connection with this Guaranty to be subrogated to any of the rights (whether contractual, under the United States Bankruptcy Code, as amended, including Section 509 thereof, under common law or otherwise) of any of the Holders against the Company or against any collateral security or guaranty or right of offset held by the Holders for the payment of the Obligations. Until one year and one day after all Obligations have been paid in full, each Guarantor agrees not to take any action pursuant to any contractual, common law, statutory or other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against the Company which may have arisen in

Exhibit 1(b)

connection with this Guaranty. So long as the Obligations remain, if any amount shall be paid by or on behalf of the Company to any Guarantor on account of any of the rights waived in this paragraph, such amount shall be held by such Guarantor in trust, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Holders (duly endorsed by such Guarantor to the Holders, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Holders may determine. The provisions of this paragraph shall survive the term of this Guaranty and the payment in full of the Obligations.

        SECTION 7.   Effect of Bankruptcy Proceedings, etc.   This Guaranty shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the sums due to any of the Holders pursuant to the terms of the Note Purchase Agreement or any other Note Document is rescinded or must otherwise be restored or returned by such Holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any other person, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or other person or any substantial part of its property, or otherwise, all as though such payment had not been made. If an event permitting the acceleration of the maturity of the principal amount of the Notes shall at any time have occurred and be continuing, and such acceleration shall at such time be prevented by reason of the pendency against the Company or any other person of a case or proceeding under a bankruptcy or insolvency law, each Guarantor agrees that, for purposes of this Guaranty and its obligations hereunder, the maturity of the principal amount of the Notes and all other Obligations shall be deemed to have been accelerated with the same effect as if any Holder had accelerated the same in accordance with the terms of the Note Purchase Agreement or other applicable Note Document, and such Guarantor shall forthwith pay such principal amount, Make-Whole Amount, if any, and interest thereon and any other amounts guaranteed hereunder without further notice or demand.

        SECTION 8.   Term of Agreement.   This Guaranty and all guaranties, covenants and agreements of each Guarantor contained herein shall continue in full force and effect and shall not be discharged until the earlier to occur of (i) such time as all of the Obligations shall be paid and performed in full and all of the agreements of such Guarantor hereunder shall be duly paid and performed in full and (ii) such Guarantor is released by the Holders pursuant to Section 1(c) of the Second Supplement.

        SECTION 9.   Representations and Warranties.   Each Guarantor represents and warrants to each Holder that:

(a) such Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact;

Exhibit 1(b)

(b) such Guarantor has the power and authority to execute and deliver this Guaranty and to perform the provisions hereof, and this Guaranty has been duly authorized by all necessary action on the part of such Guarantor;

(c) this Guaranty constitutes the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(d) the execution, delivery and performance of this Guaranty will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Guarantor under, any agreement, or corporate charter or by-laws to which such Guarantor is bound or by which such Guarantor or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Subsidiary Guarantor or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Guarantor;

(e) no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Guarantor of this Guaranty;

(f) there are no actions, suits or proceedings pending or, to the knowledge of such Guarantor, threatened against or affecting such Guarantor, or any property of such Guarantor, in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(g) after giving effect to the transactions contemplated in the Note Purchase Agreement and after giving due consideration to any rights of contribution (i) the fair value of the assets of such Guarantor (both at fair valuation and at present fair saleable value) exceeds its liabilities, (ii) such Guarantor is able to and expects to be able to pay its debts as they mature, and (iii) such Guarantor has capital sufficient to carry on its business as conducted and as proposed to be conducted.

        SECTION 10.   Notices.   All notices and communications provided for hereunder shall be in writing and sent by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or by registered or certified mail with return receipt requested (postage prepaid), or by a recognized overnight delivery service (with charges prepaid) (a) if to the Company or any Holder at the address set forth in the Note Purchase Agreement or (b) if to a Guarantor, in care of the Company at the Company’s address set forth in the Note Purchase Agreement, or in each case at such other address as the

Exhibit 1(b)

Company, any Holder or such Guarantor shall from time to time designate in writing to the other parties. Any notice so addressed shall be deemed to be given when actually received.

        SECTION 11.   Survival.   All warranties, representations and covenants made by each Guarantor herein or in any certificate or other instrument delivered by it or on its behalf hereunder shall be considered to have been relied upon by the Holders and shall survive the execution and delivery of this Guaranty, regardless of any investigation made by any of the Holders. All statements in any such certificate or other instrument shall constitute warranties and representations by such Guarantor hereunder.

        SECTION 12.   Submission to Jurisdiction.   Each Guarantor irrevocably submits to the jurisdiction of the courts of the State of Illinois and of the courts of the United States of America having jurisdiction in the State of Illinois for the purpose of any legal action or proceeding in any such court with respect to, or arising out of, this Guaranty, the Note Purchase Agreement or the Notes. Each Guarantor consents to process being served in any suit, action or proceeding by mailing a copy thereof by registered or certified mail, postage prepaid, return receipt requested. Each Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to such Guarantor.

        SECTION 13.   Miscellaneous.   Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, each Guarantor hereby waives any provision of law that renders any provisions hereof prohibited or unenforceable in any respect. The terms of this Guaranty shall be binding upon, and inure to the benefit of, each Guarantor and the Holders and their respective successors and assigns. No term or provision of this Guaranty may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by each Guarantor and the Required Holders. The section and paragraph headings in this Guaranty are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof, and all references herein to numbered sections, unless otherwise indicated, are to sections in this Guaranty. This Guaranty shall in all respects be governed by, and construed in accordance with, the laws of the State of Illinois, excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

Exhibit 1(b)

        IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed as of the day and year first above written.

[Name of Guarantor]

By:

Name:

Title:

[Name of Guarantor]

By:

Name:

Title:

[Name of Guarantor]

By:

Name:

Title:

Exhibit 1(b)

FORM OF JOINDER TO SUBSIDIARY GUARANTY

        The undersigned (the “Guarantor”), joins in the Subsidiary Guaranty dated as of December 17, 2004 from the Guarantors named therein in favor of the Holders, as defined therein, and agrees to be bound by all of the terms thereof and represents and warrants to the Holders that:

(a) such Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact;

(b) such Guarantor has the power and authority to execute and deliver this Guaranty and to perform the provisions hereof, and this Guaranty has been duly authorized by all necessary action on the part of such Guarantor;

(c) this Guaranty constitutes the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(d) the execution, delivery and performance of this Guaranty will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Guarantor under, any agreement, or corporate charter or by-laws to which such Guarantor is bound or by which such Guarantor or any of its properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Subsidiary Guarantor or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Guarantor;

(e) no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Guarantor of this Guaranty;

(f) there are no actions, suits or proceedings pending or, to the knowledge of such Guarantor, threatened against or affecting such Guarantor, or any property of such Guarantor, in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

Exhibit 1(b)

(g) after giving effect to the transactions contemplated by the giving of this Joinder and giving due consideration to any rights of contribution (i) the fair value of the assets of such Guarantor (both at fair valuation and at present fair saleable value) exceeds its liabilities, (ii) such Guarantor is able to and expects to be able to pay its debts as they mature, and (iii) such Guarantor has capital sufficient to carry on its business as conducted and as proposed to be conducted.

Capitalized Terms used but not defined herein have the meanings ascribed in the Subsidiary Guaranty.

        IN WITNESS WHEREOF, the undersigned has caused this Joinder to Subsidiary Guaranty to be duly executed as of __________, ____.

[Name of Guarantor]

By:

Name:

Title:

Exhibit 1(b)